Filed Pursuant to Rule 424(b)(3)
Registration No. 333-215272

COTTONWOOD COMMUNITIES, INC.
SUPPLEMENT NO. 4 DATED MARCH 26, 2019
TO THE PROSPECTUS DATED AUGUST 13, 2018

This document supplements, and should be read in conjunction with, the prospectus of Cottonwood Communities, Inc. dated August 13, 2018, supplement no. 1 dated October 10, 2018, supplement no. 2 dated November 19, 2018 and supplement no. 3 dated December 18, 2018. As used herein, the terms “we,” “our” and “us” refer to Cottonwood Communities, Inc. and, as required by context, Cottonwood Communities O.P., LP, which we refer to as our “Operating Partnership,” and to their subsidiaries. Capitalized terms used in this supplement have the same meanings as set forth in the prospectus. The purpose of this supplement is to disclose an expected change to the suitability standards to investors in this offering in California.

Suitability Standards

We have submitted an amendment to our registration in the State of California to change the additional suitability requirements applicable to California investors in this offering.  Effective upon the issuance of a new order in the State of California, we expect California investors to be required to satisfy the following additional suitability standard:

•	California-Investors residing in California may not invest more than 10% of their net worth in us.
We will notify investors of the effective date of this new suitability standard in California in a prospectus supplement.